Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
MediaRelations@chipotle.com IR Contact: Ashish Kohli, CFA (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES SeCOND QUARTER 2020 RESULTS

Q2 Digital Sales grew 216.3% Year-Over-Year and accounted for 60.7% of sales

NEWPORT BEACH, Calf. – July 22, 2020 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2020.

Second quarter highlights, which incorporate the impact of COVID-19, year over year:

•	Revenue decreased 4.8% to $1.4 billion
•	Comparable restaurant sales declined 9.8%
•	Digital sales grew 216.3% and accounted for 60.7% of sales for the quarter
•	Restaurant level operating margin was 12.2%, a decrease of 8.7%
•

Diluted earnings per share was $0.29, net of a $0.11 after-tax impact from expenses related to restaurant asset impairment and closure costs, as well as corporate restructuring, a 91.0% decrease from $3.22. Adjusted diluted earnings per share excluding these charges was $0.40, a 90.0% decrease from $3.99.[1]

•

Opened 37 new restaurants including three relocations and closed three restaurants during the quarter; and about 30 restaurants remain temporarily closed because of COVID-19, mainly inside malls and shopping centers

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“I want to thank all of our employees for delivering excellent guest experiences, supporting our restaurants, and supporting each other during these challenging times,” said Brian Niccol, Chairman and CEO, Chipotle. “Our investment in digital over the past few years has provided our customers with convenient access to Chipotle how and where they want it. We'll continue to invest in elevating the digital experience, including opening more Chipotlanes, while innovating with new culinary offerings such as cauliflower rice, organic beverages and quesadillas. I’m confident we will finish 2020 with good momentum and be well positioned for the long run.”

COVID-19 and Liquidity Update:

Chipotle remains steadfast in our commitment to the health and well-being of our guests and employees while providing our safe, delicious, high-quality food made from real ingredients. Our top priorities for the rest of the year include safely running our restaurants and reopening dining rooms, using best practices to support alternate restaurant support center working arrangements, ensuring supply chain consistency, and strengthening our digital ecosystem. Within our restaurants, we have taken a number of steps to enhance our robust food safety protocols including the creation of the steward role which is focused on sanitization in high-touch and high-traffic areas, providing masks for all employees, and having a tamper evident packaging seal for all digital orders.

As of June 30, 2020, Chipotle continues to maintain a strong financial position with $934.6 million in cash, short-term investments and restricted cash, and no debt, along with a $600 million untapped credit facility with which to continue to navigate this crisis. This financial position improved sequentially from $909.2 million in cash, short-term investments and restricted cash, as of March 31, 2020. Furthermore, assuming the comparable restaurant sales improvement we are seeing continues, that gives us greater confidence in our potential to generate positive cash flow for the rest of this year, which will help support on-going strategic investments. That being said, our team remains focused on reducing non-essential controllable costs and judiciously spending on return generating projects to preserve liquidity.

Results for the three months ended June 30, 2020:

Revenue in the second quarter was $1.4 billion, a decrease of 4.8% compared to the second quarter of 2019 and includes a decline of 9.8% in comparable restaurant sales. Cadence of monthly comparable restaurant sales during the quarter was:

•	April-24.4%
•	May -7.0%
•	June +2.0%

Comparable restaurant sales in July have continued to improve and are up 6.4% month to date including about a 1.4% positive impact from the July 4th weekend and about a 2.7% negative impact due to under-performing restaurants in the Northeast and international markets, as well as restaurant closures due to COVID-19.

Digital sales grew 216.3% year over year to $829.3 million, the Company’s highest ever quarterly level, and represented 60.7% of sales. Driving increased digital awareness via advertising, new delivery partnerships with Uber Eats and Grubhub, as well as expanding our digital capabilities into Canada are attracting new customers and helping reduce friction while increasing convenient access. Notably, partnering with all the major third-party delivery aggregators has led to an increase in orders, a reduction in delivery time and cancellations, and an improvement in overall customer ratings. Even with in-restaurant dining opening back up, our digital sales momentum remains strong in July with a mix of nearly 50%.

We opened 37 new restaurants including three relocations during the quarter and closed three restaurants, bringing the total restaurant count to 2,669. 21 of the 37 new restaurants included a Chipotlane and we recently announced a milestone with the opening of our 100th Chipotlane. These formats continue to perform very well and are helping enhance guest access and convenience, as well as increase new restaurant sales, margins, and returns. We remain confident in the long-term opportunity to more than double the number of Chipotle restaurants in the US. In fact, our strong financial position, along with less competition for high quality sites as other businesses pull back, is allowing us to build a robust new unit development pipeline. As a result, we expect to see an acceleration in the number of units opened in 2021.

Food, beverage and packaging costs in the second quarter were 33.3% of revenue, a decrease of 40 basis points compared to the second quarter of 2019. The decrease was primarily due to lower avocado costs, the benefit of menu price increases in late 2019, and to a lesser extent, lower waste, freight, and paper costs. These decreases were partially offset by elevated beef prices, and increased incidence of steak, bottled beverages and burritos.

Restaurant level operating margin was 12.2%, a decrease from 20.9% in the second quarter of 2019 driven primarily by higher delivery expense associated with increased delivery sales, sales deleverage, as well as several temporary investments in our business as a result of COVID-19 including assistance pay and wage inflation, partially offset by lower avocado expense and benefits from menu price increases in late 2019. In addition, we offered free or discounted delivery throughout the quarter, which also increased restaurant operating costs.

General and administrative expenses for the second quarter were $102.6 million on a GAAP basis or $101.1 million on a non-GAAP basis, excluding $1.5 million related to transformation expenses. GAAP and non-GAAP general and administrative expenses for the second quarter of 2020 also include underlying general and administrative expenses totaling $75.6 million, $23.0 million related to non-cash stock compensation, $2.0 million related to payroll taxes on stock option exercises, and $0.5 million related to our All Manager Conference that was postponed due to COVID-19.

The effective income tax rate for the three months ended June 30, 2020, was a benefit of 289.4%, a change from an effective income tax rate provision of 26.6% for the three months ended June 30, 2019, primarily due to excess tax benefits related to option exercises in the quarter, along with a decrease in income before tax.

Net income was $8.2 million, or $0.29 per diluted share, a decrease from $91.0 million, or $3.22 per diluted share, in the second quarter of 2019. Excluding the impact of restaurant asset impairment and closure costs, as well as corporate restructuring, adjusted net income was $11.4 million and adjusted diluted earnings per share was $0.40.

More information will be available in our Quarterly Report on Form 10-Q, which will be filed with the SEC by the end of July.

Outlook

Given on-going uncertainty surrounding the future impact of COVID-19 on the broader US economy and any specific impact to our company, we are not providing fiscal 2020 guidance related to comparable restaurant sales growth, new restaurant openings, and effective full year tax rate.

Definitions

The following definitions apply to these terms as used throughout this release:

•

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period sales or transactions for restaurants in operation for at least 13 full calendar months.

•	Average restaurant sales refer to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.
•	Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.

Conference Call Details

Chipotle will host a conference call to discuss second quarter 2020 financial results on Wednesday, July 22, 2020, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061 and use code: 8773093. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 2,650 restaurants as of June 30, 2020, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 91,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and former executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our future cash flow, new restaurant development plans and future long-term prospects. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, “expect”, “potential”, “intend”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: the ongoing adverse effect of the novel coronavirus (COVID-19) pandemic on our guest traffic, restaurant sales and operating costs as a result of actions we have taken in response to the coronavirus, including closing some restaurants, ending dine in service at some restaurants while continuing to offer only takeout and/or delivery, modifying work hours at some restaurants, extending enhanced benefits to employees working during and/or impacted by the coronavirus, increasing compensation for restaurant employees, purchasing masks, gloves and additional sanitation supplies and services and delaying the construction of new restaurant openings; risks that the impact of the coronavirus pandemic will continue for a long duration and may require a more drastic response, such as closing all or most restaurants; risks of food safety and food-borne illnesses and other health concerns about our food; risks associated with our reliance on certain information technology systems and potential failures or interruptions; privacy and cyber security risks related to our acceptance of electronic payments or electronic processing of confidential customer or employee information; the impact of competition, including from sources outside the restaurant industry; the increasingly competitive labor market and our ability to attract and retain qualified employees; the impact of federal, state or local government regulations relating to our employees, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the availability of suitable new restaurant sites; increases in ingredient and other operating costs due to our Food With Integrity philosophy, tariffs or trade restrictions and supply shortages; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending (including but not limited to the increase in unemployment caused by the coronavirus pandemic), or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our increased focus on our digital business, including risks arising from our reliance on third party delivery services, which are heightened during the pendency of government restrictions on dine in restaurant services as a result of the coronavirus pandemic; risks relating to litigation, including possible governmental actions related to food safety incidents and potential class action litigation regarding employment laws, advertising claims or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,
	2020		2019
Revenue	$1,364,738	100.0%	$1,434,231	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	454,756	33.3	483,284	33.7
Labor	385,266	28.2	368,053	25.7
Occupancy	95,576	7.0	89,923	6.3
Other operating costs	262,378	19.2	193,309	13.5
General and administrative expenses	102,647	7.5	121,395	8.5
Depreciation and amortization	60,024	4.4	51,642	3.6
Pre-opening costs	3,644	0.3	2,118	0.1
Impairment, closure costs, and asset disposals	5,386	0.4	4,487	0.3
Total operating expenses	1,369,677	100.4	1,314,211	91.6
Income (loss) from operations	(4,939)	(0.4)	120,020	8.4
Interest and other income, net	623	-	3,947	0.3
Income (loss) before income taxes	(4,316)	(0.3)	123,967	8.6
Benefit (provision) for income taxes	12,491	0.9	(32,939)	(2.3)
Net income	$8,175	0.6%	$91,028	6.3%
Earnings per share:
Basic	$0.29		$3.28
Diluted	$0.29		$3.22
Weighted-average common shares outstanding:
Basic	27,911		27,720
Diluted	28,333		28,300

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Six months ended June 30,
	2020		2019
Revenue	$2,775,510	100.0%	$2,742,448	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	917,055	33.0	904,651	33.0
Labor	778,831	28.1	716,895	26.1
Occupancy	190,855	6.9	178,693	6.5
Other operating costs	473,140	17.0	368,052	13.4
General and administrative expenses	209,117	7.5	224,066	8.2
Depreciation and amortization	118,398	4.3	105,423	3.8
Pre-opening costs	7,210	0.3	3,058	0.1
Impairment, closure costs, and asset disposals	14,722	0.5	11,429	0.4
Total operating expenses	2,709,328	97.6	2,512,267	91.6
Income from operations	66,182	2.4	230,181	8.4
Interest and other income, net	3,366	0.1	7,076	0.3
Income before income taxes	69,548	2.5	237,257	8.7
Benefit (provision) for income taxes	15,015	0.5	(58,097)	(2.1)
Net income	$84,563	3.0%	$179,160	6.5%
Earnings per share:
Basic	$3.04		$6.47
Diluted	$2.99		$6.35
Weighted-average common shares outstanding:
Basic	27,851		27,708
Diluted	28,328		28,209

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$605,622	$480,626
Accounts receivable, net	68,006	80,545
Inventory	24,178	26,096
Prepaid expenses and other current assets	53,656	57,076
Income tax receivable	97,840	27,705
Investments	301,041	400,156
Total current assets	1,150,343	1,072,204
Leasehold improvements, property and equipment, net	1,498,048	1,458,690
Restricted cash	27,979	27,855
Operating lease assets	2,634,165	2,505,466
Other assets	37,655	18,450
Goodwill	21,939	21,939
Total assets	$5,370,129	$5,104,604
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$160,523	$115,816
Accrued payroll and benefits	130,306	126,600
Accrued liabilities	146,229	155,843
Unearned revenue	88,924	95,195
Current operating lease liabilities	197,196	173,139
Total current liabilities	723,178	666,593
Long-term operating lease liabilities	2,809,178	2,678,374
Deferred income tax liabilities	96,502	37,814
Other liabilities	36,775	38,797
Total liabilities	3,665,633	3,421,578
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 36,667 and 36,323 shares issued as of June 30, 2020 and December 31, 2019, respectively	367	363
Additional paid-in capital	1,506,785	1,465,697
Treasury stock, at cost, 8,703 and 8,568 common shares as of June 30, 2020 and December 31, 2019, respectively	(2,801,467)	(2,699,119)
Accumulated other comprehensive loss	(6,149)	(5,363)
Retained earnings	3,004,960	2,921,448
Total shareholders' equity	1,704,496	1,683,026
Total liabilities and shareholders' equity	$5,370,129	$5,104,604

CHIPOTLE MEXICAN GRILL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six months ended
	June 30,
	2020	2019
Operating activities
Net income	$84,563	$179,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,398	105,423
Amortization of operating lease assets	88,139	77,438
Deferred income tax provision	55,122	(6,349)
Impairment, closure costs, and asset disposals	13,747	4,944
Provision for credit losses	82	85
Stock-based compensation expense	40,762	40,321
Other	1,670	(2,588)
Changes in operating assets and liabilities:
Accounts receivable	22,598	18,275
Inventory	2,029	421
Prepaid expenses and other current assets	(6,250)	(13,617)
Other assets	(8,574)	2,907
Accounts payable	40,530	(10,319)
Accrued payroll and benefits	3,264	(16,526)
Accrued liabilities	(8,120)	7,659
Unearned revenue	(4,027)	(8,681)
Income tax payable/receivable	(70,119)	(4,593)
Operating lease liabilities	(69,468)	(74,346)
Other long-term liabilities	587	901
Net cash provided by operating activities	304,933	300,515
Investing activities
Purchases of leasehold improvements, property and equipment	(165,455)	(142,002)
Purchases of investments	(101,104)	(208,253)
Maturities of investments	198,578	220,000
Acquisitions of equity method investments	(7,525)	-
Net cash used in investing activities	(75,506)	(130,255)
Financing activities
Acquisition of treasury stock	(54,401)	(111,542)
Tax withholding on stock-based compensation awards	(47,947)	(10,398)
Other financing activities	(1,855)	(510)
Net cash used in financing activities	(104,203)	(122,450)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(104)	494
Net change in cash, cash equivalents, and restricted cash	125,120	48,304
Cash, cash equivalents, and restricted cash at beginning of period	508,481	280,152
Cash, cash equivalents, and restricted cash at end of period	$633,601	$328,456
Supplemental disclosures of cash flow information
Income taxes paid	$657	$69,075
Purchases of leasehold improvements, property, and equipment accrued in accounts payable and accrued liabilities	$41,504	$27,119
Acquisition of treasury stock accrued in accounts payable and accrued liabilities	$-	$1,900

CHIPOTLE MEXICAN GRILL, INC.

SUPPLEMENTAL FINANCIAL AND OTHER DATA

(dollars in thousands)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2020	2020	2019	2019	2019
Number of restaurants opened	37	19	80	25	20
Restaurant closures	(3)	(2)	(3)	(1)	(1)
Restaurant relocations	(3)	(1)	(1)	(1)	-
Number of restaurants at end of period	2,669	2,638	2,622	2,546	2,523
Average restaurant sales	$2,177	$2,239	$2,221	$2,154	$2,099
Comparable restaurant sales increase (decrease)	(9.8%)	3.3%	13.4%	11.0%	10.0%

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, and certain other costs. Adjusted general and administrative expense is general and administrative expense excluding certain other costs and transformation expenses. We present these non-GAAP measures in order to facilitate meaningful evaluation of our operating performance across periods. These adjustments are intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management, which uses these non-GAAP measures in evaluating the company’s performance. Our adjusted net income, adjusted diluted earnings per share, and adjusted general and administrative expenses measures may not be comparable to other companies’ adjusted measures. These adjustments are not necessarily indicative of what our actual financial performance would have been during the periods presented and should be viewed in addition to, and not as an alternative to, our results prepared in accordance with GAAP. Further details regarding these adjustments are included in the tables below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three months ended
	June 30,
	2020	2019
Net income	$8,175	$91,028
Non-GAAP adjustments:
Restaurant costs:
Operating lease asset impairment and other restaurant costs(1)	2,107	480
Duplicate rent expense(2)	80	305
Corporate Restructuring:
Operating lease asset impairment and other office closure costs(3)	-	325
Accelerated depreciation(4)	-	27
Duplicate rent expense(2)	1,216	961
Employee related restructuring costs(5)	295	2,638
Legal expenses, net	-	19,600
Total non-GAAP adjustments	$3,698	$24,336
Tax effect of non-GAAP adjustments(6)	(425)	(2,514)
After tax impact of non-GAAP adjustments	$3,273	$21,822
Adjusted net income	$11,448	$112,850

Diluted weighted-average number of common shares outstanding	28,333	28,300
Diluted earnings per share	$0.29	$3.22
Adjusted diluted earnings per share	$0.40	$3.99

(1) Operating lease asset impairment charges, and other expenses for restaurants due to underperformance.

(2) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018 and rent expense for closed restaurants for the announced restaurant closures in June 2018.

(3) Asset impairment charges and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(4) Accelerated depreciation for restaurant and office closures announced in June 2018 due to underperformance and the corporate restructuring.
(5) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.
(6) For the three months ended June 30, 2019, includes a $3,843 adjustment for non-tax deductible costs related to litigation matters.

CHIPOTLE MEXICAN GRILL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

	Three months ended
	June 30,
	2020	2019
General and administrative expenses	$102,647	$121,395
Non-GAAP adjustments:
Legal Proceedings(1)	-	(19,600)
Transformation expenses(2)	(1,591)	(3,904)
Total non-GAAP adjustments	$(1,591)	$(23,504)
Adjusted general and administrative expenses	$101,056	$97,891

(1) The three months ended June 30, 2019 relates to estimated costs for several existing legal proceedings. These amounts are expected to exceed typical costs for these types of legal proceedings.

(2) Transformation expenses include duplicate rent expense for office and restaurant closures announced in June 2018 due to the corporate restructuring and underperformance of $1,296 and $1,266 for the three months ended June 30, 2020 and 2019, respectively, and employee related restructuring costs of $295 and $2,638 for the three months ended June 30, 2020 and 2019, respectively.